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                                                   (Exhibit 21 to S-4)


                   SUBSIDIARIES OF PREMIER FINANCIAL BANCORP, INC.


Bank of Germantown, Germantown, Kentucky
Citizens Bank, Sharpsburg, Kentucky
Citizens Deposit Bank & Trust Company, Vanceburg, Kentucky
County Finance, Inc., Vanceburg, Kentucky
Farmers Deposit Bank & Trust Company, Eminence, Kentucky
Farmers Deposit Bancorp, Inc., Eminence, Kentucky
Georgetown Bank & Trust Company, Georgetown, Kentucky
Georgetown Bancorp, Inc., Georgetown, Kentucky
Premier Data Services, Inc., Vanceburg, Kentucky
The Sabina Bank, Sabina, Ohio